Exhibit 99.1

PRESS RELEASE

For release:	May 9, 2022

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@gbli.com

Global Indemnity Group, LLC Reports First Quarter 2022 Results

•	Growth in Gross Written Premium - An increase of 27.3% in gross written premiums in its Continuing Lines in the 1st quarter of 2022 compared to the corresponding period in 2021.

•

Strong Underwriting Results - The consolidated combined ratio was 95.0% for the 1st quarter of 2022 (Loss Ratio 56.9% and Expense Ratio 38.1%) as compared to 101.2% (Loss Ratio 63.1% and Expense Ratio 38.1%) for the first quarter of 2021.

•	Lower Catastrophes – Catastrophe losses of $4.3 million for the 1st quarter of 2022 compared to $16.9 million in the 1st quarter of 2021.

•	Adjusted operating income of $5.4 million compared to adjusted operating income of $2.3 million for the corresponding period in 2021.

•

Early January 2022, sold substantially all of the company’s $76 million common equity portfolio resulting in a gain of $10.9 million. The majority of this gain was recognized in 2021 due to mark-to-market accounting rules.

•

Early 2nd quarter of 2022, Global Indemnity further substantially reduced the duration of its fixed income portfolio to 1.8 years compared to duration at May 31, 2021 of 4.4 years, and duration at December 31, 2021 of 3 years.

•

Early 2nd quarter of 2022, approximately all $360 million of the company’s fixed income securities with maturities of 5 years and greater that had an average yield of 2.3% were sold. Approximately $195 million of the proceeds have been reinvested in corporate and securitized debt with an average duration of 1.3 years yielding 3.2%. Approximately $165 million of the remaining proceeds are temporarily invested in 2 year U.S. Treasuries yielding 2.5% - these funds will be redeployed to corporate and securitized investments. In reducing duration of its fixed income portfolio, GBLI realized losses of $25.4 million in the 1st quarter of 2022.

•

Primarily as a result of substantially shortening the duration of the company’s fixed income securities in its investment portfolio, the company generated a net loss to shareholders of $14.9 million, or $1.03 per share, for the 1st quarter of 2022 compared to net income available to shareholders of $5.4 million, or $0.37 per share, for the corresponding period in 2021. Book value decreased $36.9 million from $706.6 million at December 31, 2021 to $669.7 million at March 31, 2022. Book value per share decreased $2.66 from $48.44 at December 31, 2021 to $45.78 at March 31, 2022.

•	Also early in the 2nd quarter, the company prepaid its remaining $130 million of outstanding debt.

Bala Cynwyd, Pennsylvania, (May 9, 2022) – Global Indemnity Group, LLC (NYSE:GBLI) (the “Company”) today reported a net loss to shareholders of $14.9 million for the three months ended March 31, 2022, compared to net income to shareholders of $5.4 million for the corresponding period in 2021. The company generated adjusted operating income of $5.4 million during the first quarter of 2022, which excludes realized losses and the results of Exited Lines, compared to adjusted operating income of $2.3 million for the corresponding period in 2021.

Selected Operating and Balance Sheet Information

(Dollars in millions, except per share data)

	For the Three Months Ended March 31,
	2022	2021
Gross Written Premiums	$191.0	$163.6
Net Written Premiums	$159.5	$147.7
Net Earned Premiums	$148.8	$143.7

Net income (loss) available to shareholders	$(14.9)	$5.4
Net income (loss) from Continuing Lines	$(15.2)	$6.2
Net income (loss) from Exited Lines (1)	$0.3	$(0.8)
Net income (loss) available to shareholders per share	$(1.03)	$0.37

Adjusted operating income	$5.4	$2.3
Adjusted operating income per share	$0.36	$0.15

Combined ratio analysis:
Loss ratio	56.9%	63.1%
Expense ratio	38.1%	38.1%

Combined ratio	95.0%	101.2%

(1)	Underwriting income (loss) from Exited Lines, net of tax.

	As of March 31, 2022	As of December 31, 2021
Book value per share (1)	$45.78	$48.44
Shareholders’ equity (2)	$669.7	$706.6
Cash and invested assets (3)	$1,464.6	$1,532.0

(1)	Net of cumulative Company distributions/dividends to common shareholders totaling $4.25 per share and $4.00 per share as of March 31, 2022 and December 31, 2021, respectively.
(2)	Shareholders’ equity includes $4 million of series A cumulative fixed rate preferred shares.
(3)	Including receivable/(payable) for securities sold/(purchased).

Global Indemnity Group, LLC’s Business Segment Information for the Three Months Ended March 31, 2022 and 2021

	For the Three Months Ended March 31, 2022
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$168,387	$22,596	$190,983
Net written premiums	$158,770	$712	$159,482

Net earned premiums	$144,369	$4,454	$148,823
Other income	277	162	439

Total revenues	144,646	4,616	149,262

Losses and Expenses:
Net losses and loss adjustment expenses	84,468	227	84,695
Acquisition costs and other underwriting expenses	52,680	4,012	56,692

Income from segments	$7,498	$377	$7,875

Combined ratio analysis:
Loss ratio	58.5%	5.0%	56.9%
Expense ratio	36.5%	90.1%	38.1%

Combined ratio	95.0%	95.1%	95.0%

	For the Three Months Ended March 31, 2021
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$132,287	$31,271	$163,558
Net written premiums	$121,726	$25,957	$147,683

Net earned premiums	$113,631	$30,069	$143,700
Other income	222	186	408

Total revenues	113,853	30,255	144,108

Losses and Expenses:
Net losses and loss adjustment expenses	72,466	18,317	90,783
Acquisition costs and other underwriting expenses	41,817	12,947	54,764

Loss from segments	$(430)	$(1,009)	$(1,439)

Combined ratio analysis:
Loss ratio	63.8%	61.0%	63.1%
Expense ratio	36.8%	43.1%	38.1%

Combined ratio	100.6%	104.1%	101.2%

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NYSE:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s Continuing Lines segments are Commercial Specialty, Reinsurance Operations, and Farm, Ranch & Stable. The Exited Lines segment is comprised of business which the Company has decided it will no longer write.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Selected Financial Data for the Three Months Ended March 31, 2022:

•

Gross written premiums, net written premiums, and net earned premiums excluding the Exited Lines (“continuing lines”), increased 27.3%, 30.4% and 27.1%, respectively. Consolidated gross written premiums, net written premiums, and net earned premiums increased 16.8%, 8.0%, and 3.6%, respectively.

•	Underwriting income/(loss) – For the continuing lines business, underwriting income (loss) was $7.5 million in 2022 compared to ($0.4) million in 2021.

•	Excluding prior year development, underwriting income (loss) from continuing lines was $7.4 million compared to ($3.7) million in 2021.

•	Consolidated underwriting income / (loss) was $7.9 million in 2022 compared to ($1.4) million in 2021.

•	Investment income – $6.6 million in 2022 compared to $9.8 million in 2021. The decrease was primarily due to decreased returns from alternative investments.

•

Realized gains/(losses) – ($25.4) million in 2022 compared to $3.8 million in 2021. Realized losses in 2022 were primarily due to the Company’s intent to sell certain securities to offset anticipated rising interest rates by shortening duration and accelerating future maturities.

•	Book value per share – Decrease of $2.66 per share mainly due to rising interest rates. In addition to realized losses, shareholders’ equity includes $19.2 million of net after-tax unrealized losses.

•	Tax benefit – $3.4 million tax benefit in 2022 compared to $0.2 million tax benefit in 2021.

Global Indemnity Group, LLC’s Gross Written and Net Written Premiums Results by Segment for the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,
	Gross Written Premiums			Net Written Premiums
	2022	2021	% Change	2022	2021	% Change
Commercial Specialty	$104,266	$89,334	16.7%	$98,313	$82,172	19.6%
Reinsurance Operations	41,445	21,951	88.8%	41,445	21,951	88.8%
Farm, Ranch & Stable	22,676	21,002	8.0%	19,012	17,603	8.0%

Continuing Lines	168,387	132,287	27.3%	158,770	121,726	30.4%
Exited Lines	22,596	31,271	(27.7%)	712	25,957	(97.3%)

Total	$190,983	$163,558	16.8%	$159,482	$147,683	8.0%

Commercial Specialty: Gross written premiums and net written premiums increased 16.7% and 19.6%, respectively, for the three months ended March 31, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums was primarily driven by organic growth of 26.9% in the Company’s Penn America binding business, increased pricing, and several new programs.

Reinsurance Operations: Gross written premiums and net written premiums both increased 88.8% for the three months ended March 31, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums was primarily due to organic growth of existing casualty treaties.

Farm, Ranch & Stable: Gross written premiums and net written premiums both increased 8.0% for the three months ended March 31, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums is primarily due to growth of the mortality business and increased pricing.

Exited Lines: Gross written premiums and net written premiums decreased 27.7% and 97.3%, respectively, for the three months ended March 31, 2022 as compared to the same period in 2021. The decrease in gross written premiums and net written premiums was primarily due to exiting lines of business unrelated to the company’s continuing businesses.

Global Indemnity Group, LLC’s Combined Ratio for the Three Months Ended March 31, 2022 and 2021

For the continuing lines business, the combined ratio was 95.0% for the three months ended March 31, 2022, (Loss Ratio 58.5% and Expense Ratio 36.5%) as compared to 100.6% (Loss Ratio 63.8% and Expense Ratio 36.8%) for the three months ended March 31, 2021. The consolidated combined ratio was 95.0% for the three months ended March 31, 2022, (Loss Ratio 56.9% and Expense Ratio 38.1%) as compared to 101.2% (Loss Ratio 63.1% and Expense Ratio 38.1%) for the three months ended March 31, 2021.

•

For the continuing lines business, the accident year casualty loss ratio increased by 0.2 points to 58.1% in 2022 from 57.9% in 2021. The consolidated accident year casualty loss ratio increased by 0.6 points to 58.4% in 2022 from 57.8% in 2021 primarily due to a change in the mix of business.

•

For the continuing lines business, the accident year property loss ratio improved by 18.2 points to 59.5% in 2022 from 77.7% in 2021. The consolidated accident year property loss ratio improved by 11.9 points to 60.0% in 2022 from 71.9% in 2021. The improvement in the continuing lines and the consolidated accident year property loss ratio is primarily due to lower catastrophe claims frequency.

###

Note: Tables Follow

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2022	2021
Gross written premiums	$190,983	$163,558

Net written premiums	$159,482	$147,683

Net earned premiums	$148,823	$143,700
Net investment income	6,592	9,836
Net realized investment gains (losses)	(25,385)	3,819
Other income	426	377

Total revenues	130,456	157,732

Net losses and loss adjustment expenses	84,695	90,783
Acquisition costs and other underwriting expenses	56,692	54,764
Corporate and other operating expenses	4,660	4,276
Interest expense	2,595	2,595

Income (loss) before income taxes	(18,186)	5,314
Income benefit	(3,413)	(203)

Net income (loss)	(14,773)	5,517

Less: Preferred stock distributions	110	110

Net income (loss) available to common shareholders	$(14,883)	$5,407

Per share data:
Net income (loss) available to common shareholders
Basic	$(1.03)	$0.38
Diluted (1)	$(1.03)	$0.37
Weighted-average number of shares outstanding
Basic	14,515	14,380
Diluted (1)	14,515	14,641

Cash distributions declared per common share	$0.25	$0.25

Combined ratio analysis: (2)
Loss ratio	56.9%	63.1%
Expense ratio	38.1%	38.1%

Combined ratio	95.0%	101.2%

(1)	For the three months ended March 31, 2022, “weighted-average shares outstanding – basic” was used to calculate “diluted earnings per share” due to a net loss for the period.
(2)

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net earned premiums. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) March 31, 2022	December 31, 2021
ASSETS
Fixed Maturities:
Available for sale, at fair value (amortized cost: 2022 - $1,145,141 and 2021 - $1,193,746; net of allowance for expected credit losses of: $0 in 2022 and 2021)	$1,129,276	$1,201,866
Equity securities, at fair value	22,822	99,978
Other invested assets	147,490	152,651

Total investments	1,299,588	1,454,495

Cash and cash equivalents	157,896	78,278
Premium receivables, net of allowance for expected credit losses of $2,937 at March 31, 2022 and $2,996 at December 31, 2021	134,278	128,444
Reinsurance receivables, net of allowance for expected credit losses of $8,992 at March 31, 2022 and December 31, 2021	99,678	99,864
Funds held by ceding insurers	26,644	27,958
Deferred federal income taxes	45,410	37,329
Deferred acquisition costs	65,333	60,331
Intangible assets	20,164	20,261
Goodwill	5,398	5,398
Prepaid reinsurance premiums	52,619	53,494
Receivable for securities sold	7,080	—
Lease right of use assets	15,607	16,051
Other assets	29,801	30,906

Total assets	$1,959,496	$2,012,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$770,332	$759,904
Unearned premiums	326,350	316,566
Ceded balances payable	13,247	35,340
Payable for securities purchased	—	794
Contingent commissions	4,958	7,903
Debt	126,465	126,430
Lease liabilities	18,589	19,079
Other liabilities	29,900	40,172

Total liabilities	1,289,841	1,306,188

Shareholders’ equity:
Series A cumulative fixed rate preferred shares, $1,000 par value; 100,000,000 shares authorized, shares issued and outstanding: 4,000 and 4,000 shares, respectively, liquidation preference: $1,000 and $1,000 per share, respectively	4,000	4,000
Common shares: no par value; 900,000,000 common shares authorized; class A common shares issued: 10,614,555 and 10,574,589, respectively; class A common shares outstanding:10,592,278 and 10,557,093, respectively; class B common shares issued and outstanding: 3,947,206 and 3,947,206, respectively	—	—
Additional paid-in capital (1)	448,266	447,406
Accumulated other comprehensive income, net of taxes	(12,772)	6,404
Retained earnings (1)	230,771	249,301
Class A common shares in treasury, at cost: 22,277 and 17,496 shares, respectively	(610)	(490)

Total shareholders’ equity	669,655	706,621

Total liabilities and shareholders’ equity	$1,959,496	$2,012,809

(1)	Since the Company’s initial public offering in 2003, the Company has returned $550 million to shareholders, including $488 million in share repurchases and $62 million in dividends/distributions.

GLOBAL INDEMNITY GROUP, LLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) March 31, 2022	December 31, 2021
Fixed maturities	$1,129.3	$1,201.9
Cash and cash equivalents	157.9	78.3

Total bonds and cash and cash equivalents	1,287.2	1,280.2
Equities and other invested assets	170.3	252.6

Total cash and invested assets, gross	1,457.5	1,532.8
Receivable (payable) for securities purchased	7.1	(0.8)

Total cash and invested assets, net	$1,464.6	$1,532.0

	Total Investment Return (1)
	For the Three Months Ended March 31, (unaudited)
	2022	2021
Net investment income	$6.6	$9.8

Net realized investment gains (losses)	(25.4)	3.8
Net unrealized investment losses	(23.8)	(30.1)

Net realized and unrealized investment return	(49.2)	(26.3)

Total investment return	$(42.6)	$(16.5)

Average total cash and invested assets	$1,498.3	$1,439.6

Total investment return %	(2.8%)	(1.1%)

(1)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY GROUP, LLC

SUMMARY OF ADJUSTED OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2022	2021
Adjusted operating income, net of tax	$5,358	$2,250

Adjustments:
Underwriting income (loss) from Exited Lines, net of tax	298	(797)

Adjusted operating income including Exited Lines, net of tax (1)	5,656	1,453

Net realized investment gains (losses)	(20,429)	4,064

Net income (loss)	$(14,773)	$5,517

Weighted average shares outstanding – basic	14,515	14,380

Weighted average shares outstanding – diluted	14,701	14,641

Adjusted operating income per share – basic (2)	$0.36	$0.15

Adjusted operating income per share – diluted (2)	$0.36	$0.15

(1)	Adjusted operating income including Exited Lines, net of tax, excludes preferred shareholder distributions of $0.11 million for each of the three months ended March 31, 2022 and 2021.
(2)	The adjusted operating income per share calculation is net of preferred shareholder distributions of $0.11 million for each of the three months ended March 31, 2022 and 2021.

Note Regarding Adjusted Operating Income

Adjusted operating income , a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gains (losses) and other unique charges not related to operations. Adjusted operating income is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.